Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Netflix, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-89024, 333-104250, 333-113198 and 333-123501) of Netflix, Inc. of our reports dated March 14, 2006, relating to the consolidated balance sheets of Netflix, Inc. and subsidiary as of December 31, 2004 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in this December 31, 2005 annual report on Form 10-K of Netflix, Inc.

Our report, dated March 14, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Netflix, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company identified a material weakness related to their accounting for income taxes.

/s/    KPMG LLP

Mountain View, California

March 14, 2006